Carol Ann Petren
11776 Stratford House Place
Reston, VA 20190

May 9, 2006

Securities & Exchange Commission
Attention: Ownership Reports
450 Fifth Street, N.W.
Washington, DC 20549

To Whom It May Concern:

I authorize the following officer of CIGNA Corporation to sign and file Forms 3, 4 and 5 (and any amendments to those forms) on my behalf to report my beneficial ownership of and transactions in securities issued by that company:

Carol J. Ward, Corporate Secretary and Compliance Officer

This authorization shall remain in effect until I notify you otherwise.

Sincerely,

Carol Ann Petren

CAP/sdc